Exhibit 99.1

Restoration Robotics® Reports Third Quarter 2018 Financial Results

Board Member and Aesthetic Industry Commercial Expert Keith Sullivan Appointed Interim Chief Commercial Officer

San Jose, Calif., November 5, 2018 – Restoration Robotics, Inc. (NASDAQ: HAIR), today announced financial results for the third quarter ended September 30, 2018.

Third Quarter and Recent Highlights:

•	Launched next-generation ARTAS™ iX System with implantation functionality in July
•	Revenue of $4.8 million, compared to $4.2 million in third quarter 2017
•	Sold 11 ARTAS iX Robotic Hair Restoration Systems, including 10 in the U.S.
•	Completed follow-on public offering of common stock for gross proceeds of $17.3 million in August
•	Appointed Board member and former ZELTIQ Chief Commercial Officer Keith Sullivan as Interim Chief Commercial Officer, effective November 1, 2018

Ryan Rhodes, President and Chief Executive Officer of Restoration Robotics®, said, “In the third quarter we successfully launched the ARTAS iX® System and sold a total of 11 systems. Importantly, the majority of these systems were sold to new customers based in the U.S., demonstrating positive early traction in our pivot to focusing predominantly on our domestic business. We look forward to driving future growth as we continue to build out our sales capacity domestically and begin selling internationally following expected CE mark approval around year end.”

Mr. Rhodes continued, “To further build momentum in our transition to a U.S. centric commercial strategy, we remain committed to deploying additional resources to our commercial team, which will now be led by Keith Sullivan. Keith’s 30 years in sales leadership and extensive experience operating and commercializing leading aesthetic products position him well to help us to refine and execute our commercial strategy moving forward.”

Keith Sullivan, Interim Chief Commercial Officer, commented, “I strongly believe that the ARTAS iX System has the potential to fundamentally transform the market for male aesthetic procedures. I look forward to working closely with Ryan and the rest of the team in this expanded capacity and to lead the Company’s growing commercial team. I look forward to advancing our strategy to focus mainly on U.S. hair restoration physicians, which I believe will prove fruitful as we seek to drive procedure revenue in the long term.”

Mr. Sullivan will maintain his position on the Company’s Board of Directors. He most recently served as Interim General Manager of miraDry®, a Sientra® subsidiary, where he remains a member

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

of the Board of Directors. Prior to his time at Sientra, he served as Chief Commercial Officer and President, North America of ZELTIQ Aesthetics, Inc. At ZELTIQ, Mr. Sullivan led the restructuring of the global commercial organization, accomplishing a near 50% 4-year CAGR and was an integral part in the Company’s acquisition by Allergan. Mr. Sullivan previously held positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical.

Third Quarter 2018 Financial Results

Revenue in the third quarter of 2018 was $4.8 million, an increase of 15% compared to $4.2 million in third quarter 2017. Year over year growth was driven primarily by a combination of higher volume of systems sold and at higher average selling price.

Gross margin for the third quarter was 45% compared to 41% in the third quarter of 2017. The expansion was driven by cost efficiencies in 2018, partially offset by higher costs associated with launch of ARTAS iX.

Operating expenses in the third quarter of 2018 were $8.6 million, a 36% increase from the $6.3 million in the third quarter of 2017. The increase primarily reflects our investment in the company's sales and marketing initiatives, costs related to the launch of ARTAS iX, and higher allowance for doubtful accounts outside of the U.S.

Net loss for the third quarter of 2018 was $(7.1) million, or $(0.20) per share, compared with a net loss of $(6.6) million, or $(4.07) per share, for the third quarter of 2017.

Total cash and cash equivalents were $23.6 million as of September 30, 2018 compared to $16.9 million as of June 30, 2018.  Cash and cash equivalents as of September 30, 2018 included $15.6 million of net proceeds from the company’s follow-on common stock offering, completed in August.

Conference Call Information

Restoration Robotics will hold a conference call on Monday, November 5, 2018, at 8:15 am ET to discuss the results. The dial-in numbers are (866) 916-2179 for domestic callers and (210) 874-7716 for international callers. The conference ID is 6309549. A live webcast of the conference call will be available on the investor relations section of the Company’s website.

A replay of the call will be available starting on November 5, 2018 through November 12, 2018. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 6309549. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

About Restoration Robotics

Restoration Robotics, Inc. is a medical device company developing and commercializing the ARTAS® and ARTAS iX™ Robotic Hair Restoration System. The ARTAS iX System is the first and only physician-assisted system to dissect and assist in the harvesting of follicular units directly from the scalp, create recipient implant sites using proprietary algorithms and implant the hair follicles into the designated sites. The Company has unique expertise in machine vision, image guidance, visual servoing and robotics, as well as developing intuitive interfaces to manage these technologies.

Forward-Looking Statements

Statements made in this press release and the earnings call referencing the press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements, including our expectations as to our cash runway and timing and expectations for the launch of implantation functionality, are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: whether there is growth in demand for our ARTAS System for use in harvesting hair follicles for transplant; the progress of our commercialization, marketing and manufacturing capabilities; the continuing productivity and effectiveness of our commercial infrastructure and salesforce; our financial performance; our ability to establish collaborations and/or partnerships; the timing or likelihood of regulatory filings and approvals for ARTAS for use in transplanting of hair follicles, and expanding the approved use of ARTAS for use in dissecting hair follicles to include women and individuals without straight brown or black hair; our expectations regarding the potential market size and the size of the patient populations for ARTAS being accurate; whether we are effective in the pricing of ARTAS; whether we are successful in the implementation of our business model and strategic plans for our business and technology; the scope of protection we are able to establish and maintain for intellectual property rights covering ARTAS, along with any product enhancements; our ability to accurately estimate our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital; and developments relating to our competitors and our industry, including competing therapies and procedures. These factors, together with those that are described in greater detail in our Annual

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

Report on Form 10-K filed on March 5, 2018, as well as any reports that we may file with the SEC in the future, including our Quarterly Report for the three months ended September 30, 2018 which we expect to file on November 5, 2018, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2018 are not necessarily indicative of our operating results for the full year 2018 or any other future periods.

Media Contact

Lisa Markle

Director of Marketing

Restoration Robotics, Inc.

+1- 408-883-6764

lisam@restorationrobotics.com

Investor Contact
The Ruth Group
Brian Johnston
ir@restorationrobotics.com
646-536-7000

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

RESTORATION ROBOTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$4,818	$4,177	$15,298	$15,441
Cost of revenue	2,663	2,474	8,362	9,053
Gross profit	2,155	1,703	6,936	6,388
Operating expenses:
Sales and marketing	4,398	3,433	13,147	10,736
Research and development	2,008	1,737	6,286	5,579
General and administrative	2,191	1,139	6,159	3,549
Total operating expenses	8,597	6,309	25,592	19,864
Loss from operations	(6,442)	(4,606)	(18,656)	(13,476)
Other expense, net:
Interest expense	(631)	(492)	(1,489)	(1,607)
Other income (expense), net	12	(1,473)	(567)	(1,646)
Total other expense, net	(619)	(1,965)	(2,056)	(3,253)
Net loss before provision for income taxes	(7,061)	(6,571)	(20,712)	(16,729)
Provision for income taxes	8	25	32	50
Net loss attributable to common stockholders	$(7,069)	$(6,596)	$(20,744)	$(16,779)
Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(4.07)	$(0.67)	$(10.36)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	35,007,299	1,620,691	31,054,837	1,620,016

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

RESTORATION ROBOTICS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	September 30	December 31
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,609	$23,545
Accounts receivable, net of allowance	6,441	3,864
Inventory	4,446	2,761
Prepaid expenses and other current assets	1,502	1,562
Total current assets	35,998	31,732
Property and equipment, net	1,556	1,138
Restricted cash	83	100
Other assets	100	—
TOTAL ASSETS	$37,737	$32,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,947	$2,044
Accrued compensation	1,423	1,630
Other accrued liabilities	1,671	1,125
Deferred revenue	1,449	1,517
Current portion of long-term debt, net	—	7,730
Total current liabilities	8,490	14,046
Other long-term liabilities	558	459
Long-term debt, net	19,376	5,271
TOTAL LIABILITIES	28,424	19,776

Convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized, and no shares issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2018 and December 31, 2017; 40,676,012 and 28,940,282 shares issued and outstanding as of September 30, 2018 and December 31, 2017	4	3
Additional paid-in capital	194,586	177,757
Accumulated other comprehensive loss	(46)	(79)
Accumulated deficit	(185,231)	(164,487)
TOTAL STOCKHOLDERS’ EQUITY	9,313	13,194
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,737	$32,970

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888